Exhibit 23.3
Ralph E. Davis Associates, Inc.
1717 St. James Place, Suite 460
Houston, TX 77056

April 20, 2012

Recovery Energy, Inc.
1515 Wynkoop Street, Suite 200
Denver CO 80202
Attention:  Brad Gabbard

Dear Brad:

We hereby consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement of Recovery Energy, Inc. and in the related Prospectus (collectively, the “Registration Statement”) of the Recovery Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2011, which includes our name and information regarding our review of the reserve estimates of Recovery Energy, Inc.. We further consent to the use of our name in the “Experts” section of the Registration Statement.

Sincerely,

Ralph E. Davis Associates, Inc.

       /s/ Allen C. Bannon

Allen C Barron, P.E.
President